Exhibit 99.1

SUPERVALU Will Declassify Board of Directors

MINNEAPOLIS--(BUSINESS WIRE)--December 3, 2008--The Board of Directors of SUPERVALU INC. (NYSE:SVU) today voted to declassify the Company's Board of Directors. As a result of this action, beginning with the 2009 Annual Meeting of Stockholders, directors will be elected annually for terms expiring at the next annual meeting of stockholders. Directors whose term expires at the 2010 Annual Meeting of Stockholders or the 2011 Annual Meeting of Stockholders will continue to hold office until the end of the term for which they were elected. From and after the 2011 Annual Meeting of Stockholders, all directors will stand for election annually.

“The board and management are committed to the highest standard of corporate governance at SUPERVALU,” said Jeff Noddle, Chairman and CEO of SUPERVALU Inc.

About SUPERVALU INC

SUPERVALU INC. is one of the largest companies in the United States grocery channel with estimated annual sales of $45 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,475 retail grocery locations. Through SUPERVALU's nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 192,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations or future operating results, statements as to the progress and expected benefits of the combination of the operations of Albertson’s, Inc. that were acquired in June 2006 with those of SUPERVALU, such as efficiencies, cost savings, synergies, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic and industry conditions, competition, security and food and drug safety issues, the integration of Albertsons operations, store expansion and remodeling, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self insurance, legal and administrative proceedings, information technology, security, severe weather, natural disasters and adverse climate changes continued provision of transition support services and accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
SUPERVALU INC.
David Oliver, 952-828-4540
VP, Investor Relations
david.m.oliver@supervalu.com
or
Jean Giese, 952-828-4939
Director, Investor Relations
jean.giese@supervalu.com